SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               REXENE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:


         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:


         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:


         -----------------------------------------------------------------------
     5)  Total fee paid


         -----------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: $
                                 ---------------------

     2) Form, Schedule or Registration Statement No.:
                                                     --------------------

     3) Filing Party:
                     -----------------------------------------------------------

     4) Date Filed:
                   -------------------




NYFS05...:\38\69638\0004\1530\SEC5297L.350

                  REXENE ELECTS TWO MORE INDEPENDENT DIRECTORS
                    COMMITTED TO ENHANCING STOCKHOLDER VALUE
                     AND ANNOUNCES STOCK REPURCHASE PROGRAM


                         COMPANY ALSO PROVIDES UPDATE ON
                     BUSINESS PERFORMANCE AND REITERATES ITS
                  POSITION REGARDING A $16 FULLY FINANCED OFFER


            Dallas, TX - March 19, 1997 - Rexene Corporation (NYSE:RXN) today announced that Stephen C. Swid and Richard C. Perry have been elected to the Company's Board of Directors, effective immediately. Entities affiliated with these two new independent directors own in the aggregate approximately 1.2 million shares of Rexene common stock, or approximately 6 percent of the outstanding shares of Rexene common stock.

            Rexene also announced that its Board has authorized an $85 million share repurchase program. The Company also provided an update on its business operations which, despite unusually high raw material costs in the first quarter, currently are experiencing more favorable trends.


New Directors
-------------

            Andrew J. Smith, Chairman and Chief Executive Officer of Rexene, said, "Mr. Swid and Mr. Perry bring substantial financial and business expertise to the Rexene Board of Directors. We are gratified that two highly qualified, independent owners of a significant amount of Rexene stock and whose interests are clearly aligned with stockholders have accepted our invitation to join the Board."

            Mr. Swid, 56, is Chairman and Chief Executive Officer of SCS Communications, which owns and operates diverse media properties. He also has served as Chairman and CEO of Westview Press, a scholarly book publisher based in Boulder, Colorado; SBK Entertainment World, Inc., a leading music publisher and worldwide entertainment services company; and Knoll International Holdings, Inc.

            A graduate of Ohio State University, Mr. Swid was Founder and Senior Partner of Swid Investors, an investment limited partnership; general partner of City Associates, a private management company; senior investment officer of the Oppenheimer Fund; and a securities analyst at the Dreyfus Fund. He is a Member of the Council of Foreign Relations and active supporter of the arts and education.

            Mr. Perry, 42, is President of Perry Corp., a New York based private investment management firm. Mr. Perry is Chairman of the Board of Directors of both FTD Corporation, the leading floral services company, and Radio & Records, Inc., a media publisher. Prior to founding Perry Corp. in 1988, Mr. Perry was with Goldman Sachs & Co.

            A graduate of the Wharton School of the University of Pennsylvania and of the New York University Graduate School of Business Administration, Mr. Perry also serves on the Board of Trustees of Allen Stevenson School, the Milton Academy, and Facing History and Ourselves. He is an Adjunct Associate Professor at the New York University Stern School of Business Administration.

Share Repurchase Program
------------------------

            Rexene also announced today that, as part of its continuing efforts to enhance stockholder value, the Board has approved a share repurchase program of up to $85 million of the Company's common stock. Initial repurchases under the program will be funded through $35 million in borrowings under the Company's existing bank loan facility with the Bank of Nova Scotia, as agent, and other lenders. The Company plans to submit the $50 million part of the repurchase program for stockholder consideration at the special stockholders' meeting scheduled for April 30, 1997.

            The Company intends to purchase shares in open-market transactions from time to time in the first part of the repurchase program, at prevailing market prices. Repurchased shares will be held in the Company's treasury and may be used for general corporate purposes.

            "The repurchase of our shares represents an attractive investment opportunity for Rexene," Mr. Smith said. "We have talked with a variety of stockholders -- both institutional and individual -- who have expressed support for our ongoing expansion and improvement program, and who also requested additional action to enhance the value of Rexene stock. We believe that this stock repurchase program, coupled with our capital program, will serve as a valuable tool for building stockholder value and demonstrates the Board's confidence in our strategy and outlook."


Business Update
---------------

            Mr. Smith said that unusually high raw material costs, which, as previously disclosed, will adversely affect the Company's first quarter earnings results, have begun to decline and should have less of an impact on its performance in the second and third quarters of 1997.

            "Feedstock prices have declined from the unusually high levels experienced in late 1996 and earlier this year and appear to be moving to ranges similar to last year's second and third quarters," Mr. Smith said. "At the same time, we are seeing positive price momentum in our polyethylene and polypropylene businesses as well as growing contributions from our new REXflex FPO plant which began production in December 1996."

            Mr. Smith noted that significantly higher feedstock costs in late 1996 and earlier this year are expected to reduce Rexene's operating earnings for the first quarter of 1997 by approximately $7.5 million after tax, or $0.39 per share as compared with the same period last year. However, a gain from the reversal in the first quarter of an environmental accrual established in prior years will partially offset the significantly higher feedstock costs, and Rexene anticipates that net income for the first quarter ending March 31, 1997 will be only slightly below the $0.34 per share net income reported by the Company in the same period last year.

            "Following 13 months of extensive discussions, the Texas Natural Resources Conservation Commission recently notified Rexene that it has approved our program for remediation of a portion of our Odessa facility", Mr. Smith said. "This will allow Rexene to reduce its environmental accruals by $5.6 million after tax, resulting in a gain of $0.29 per share in the first quarter.

            Mr. Smith said the company's expansion and cost improvement programs are on track and have begun to enhance stockholder value. "Our REXflex FPO business continues to grow, with annualized production capacity expected to reach 75 million pounds by mid-year", he said. "Our 260 million pound olefins expansion project is on schedule for completion in October 1998 and is expected to result in annual savings of approximately

$25 million. Engineering work is completed for our new 220 million pound REXell linear low density plant, and we are receiving positive customer responses in our premarketing efforts.

            Separately, in response to recent comments from Jon Huntsman, Rexene reiterated that its Board of Directors would not oppose an all-cash, fully financed offer to purchase the Company for $16 per share from Mr. Iluntsman or any other party.

            Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the cyclical nature of the polyethylene, polypropylene and styrene markets in which the Company competes, the impact of competitive products and pricing, price volatility of petrochemical feedstocks, possibility of delays in the successful implementation of the Company's capital expenditure program, the commercial acceptance of new products such as REXflex polymers and other risks described from time to time in the Company's SEC reports. These risks and uncertainties could cause actual results to differ materially from those discussed in this press release.

            Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins, styrene and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

ARTHUR L. GOESCHEL
Consultant


                                                                  March 19, 1997



Mr. Andrew Smith                    Bernard McNamee, Esq.
Chief Executive Officer             General Counsel
Rexene Corporation                  Rexene Corporation
Suite 500, Occidental Tower         Suite 500, Occidental Tower
5005 LBJ Freeway                    5005 LBJ Freeway
Dallas, TX  75244                   Dallas, TX  75244

Gentlemen:

I have served on the Board of Directors ("Board") of Rexene Corporation ("Company") for many years and was the Chairman of the Board for over four and one-half years. During my tenure on the Board, I believe that I have always served the best interest of the Company's shareholders and carried out my fiduciary obligations to them in a manner which I believed was, and is, to the best of my ability and judgment. It is in this context that I must now resign my position as a director of the Company due to actions that have been taken by the Board of the Company, which I believe are not in the best interest of the Company's shareholders.

The Board has recently approved the borrowing of Thirty Five Million Dollars ($35,000,000) and will, in the near future, ask the shareholders to approve the Issuance of preferred stock, which will generate an additional Fifty Million Dollars ($50,000,000). The $35,000,000 in borrowed funds is to be used to conduct an immediate stock buy-back program ("Program"), and the $50,000,000 from the issuance of the preferred stock will also be used for the Program at a later date. The Program will be conducted in such a manner so as to purchase the stock of individuals or groups that have indicated their intention to vote for the removal of the Company's current Board at a Special Meeting of Shareholders of the Company to be held on April 30, 1997. The intent of the Program has been made clear to me at several meetings of the Board and, in my opinion, as confirmed by statements made by certain of the Company's financial advisors will be targeted and therefore will serve no purpose other than to entrench the current Board, some of whom are also executives of the Company. I am not opposed to stock repurchase programs that are designed to enhance shareholder value. I cannot, however, rationalize how a targeted stock repurchase program, designed to benefit a group of shareholders who have expressed dissatisfaction with the current Board concerning their inability or sincere desire to sell the Company at a fair and reasonable price, is anything other than an attempt to entrench the current Board at the expense of those shareholders who are remaining after the Program is executed. The Company, if the full Program is executed, will have an additional $85,000,000 in obligations, either in loans or preferred stock obligations, and will have in its Treasury, stock possibly repurchased at a price that is at or near the highest price the stock has traded for in the last several years. This action is particularly inappropriate in view of the Company's press release on March 19, 1997, indicating that the operating earnings for the first quarter will be very weak. These results, the taking on of additional debt, and the cost of the Treasury stock in a period of poor operating earnings, will be the aftermath of the Program designed, In my opinion and confirmed to me at several Board meetings, to eliminate those shareholders who are attempting to unseat the current Board and to replace them with directors who, in their opinion, will realize a fair and reasonable price for the Company, which will benefit all shareholders.

The actions taken by the current Board, as outlined in this letter, have caused me to resign my position as a director of the Company, which I believe is my only alternative if I am to fulfill my fiduciary obligations to the Company's shareholders. This decision on my part was not arrived at easily, but only after very serious thought and consultation with counsel. As you know, my position on this subject has been made very clear in the numerous Rexene board meetings that have taken place over the last weeks. I hereby request that the Company publicly disclose my resignation from the Board with a complete and accurate description of the reasons therefor.



                                          Sincerely,



                                          Arthur L. Goeschel

                                                                  March 26, 1997



Mr. Arthur L. Goeschel
Way Hollow Road & Woodland Road
Sewickley, Pennsylvania  15143

Dear Art:

            We are in receipt of your letter of resignation, which the Board accepts. In order to set the record straight, it is necessary to respond to the allegations and outright misstatements set forth in your letter.

            As you know, based upon the many Board meetings and personal meetings I have had with you regarding this subject, the Rexene Board authorized the stock repurchase program solely as a result of the requests of many of the Company's stockholders as expressed to Rexene management and directors in recent months and because the Rexene directors feel that the program complements the Company's capital and improvement programs and will build stockholder value. The first part of the program, which is limited to purchases of up to $35 million, will be conducted as an open market purchase program in accordance with rules and regulations promulgated by the Securities and Exchange Commission. It is indisputable that the program will not discriminate among stockholders and will be open to all stockholders who desire to sell their shares at current market prices. You conveniently ignore the fact that the stock repurchase program will have the effect of actually reducing the number of affirmative votes that the Wyser-Pratte Group will need to obtain at the Special Meeting to be successful in removing Rexene's current directors. You also understandably fail to acknowledge that, at current market prices, the program should make Rexene a more attractive acquisition candidate for an acquiror intending to pay $16.00 per share. Further, as designed by the Board, the majority of repurchases pursuant to the program will be made only if stockholders approve the stock repurchase proposal at the Special Meeting and, accordingly, could not possibly have any impact on the vote at the Special Meeting. You have refused to listen to the explanations of the workings of the stock repurchase program because it doesn't match your preconceived views. You have consistently refused to accept the advice of professionals because in your own mind, you have said you know better.

            Your stated concerns regarding the possible effects of the financing of the program are, at best disingenuous. The Company's financial advisors have on several occasions expressed to the Board their view (and demonstrated with their detailed financial analyses) that the financing of the program would not negatively impact the financial condition of the Company. You yourself have stated on more than one occasion at our Board meetings that the additional borrowings and proposed preferred stock issuance will not in any way put the Company in financial jeopardy.

            An honest review of the record can only lead to the conclusion that the Rexene directors have acted based solely upon a full and fair consideration of the facts in a manner that they believe is in the best interest of all of the Rexene shareholders. Regrettably, your actions have been taken solely as part of a personal desire to advance your own selfish interests and retaliate for the Board's intent to decrease its size and decline to ask that you stand for re-election at the Annual Meeting. Every Board member believes that you were entitled to voice your opinion as a director in the meeting, but you are not entitled to manipulate the board process through false and unsupported accusations and threats of publicly accusing your fellow Board members of unethical conduct in an attempt to coerce them into adopting your point of view, especially when such is not the case. I am confident that the Rexene Board has reached the right decisions on these matters and I am gratified that the Board will be able to continue to work to enhance the interests of our stockholders free of the distractions resulting from your unwillingness to respond to efforts to maximize stockholder value.


                                          Very truly yours,



                                          Andrew J. Smith